Exhibit 10.9
THIRD
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of December 22, 2008 (the “Effective Date”) by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and DANIEL R. LEE, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company and Executive entered into an Employment Agreement effective as of April 10, 2002 (the “Original Agreement”) pursuant to which Executive serves as Chief Executive Officer of the Company and as a member and Chairman of the Company’s Board of Directors. The Original Agreement was amended and restated pursuant to an Amended and Restated Employment Agreement effective as of May 1, 2005, and further amended and restated pursuant to a Second Amended and Restated Employment Agreement dated as of October 31, 2006 (the “2006 Agreement”). The Company and Executive desire to further amend and restate the 2006 Agreement to comply with the provisions of Internal Revenue Code Section 409A and to address certain technical matters, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1.
EMPLOYMENT AND TERM
1.1 Employment. The Company agrees to engage Executive in the capacity as Chief Executive Officer of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below. The Company further agrees to cause Executive to be elected as a Director and, subject to the provisions of Section 6.3 hereof, Chairman of the Board of Directors, and Executive agrees to serve in such capacities without additional compensation.
1.2 Term. The term of this Agreement shall commence on the Effective Date, and, unless earlier terminated under Article 6 below, shall continue in force until April 30, 2009, provided that commencing on May 1, 2009 and as of May 1 of each year thereafter (a “Renewal Date”), this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Period”), unless either party gives notice of non-renewal at least ninety (90) days prior to the next Renewal Date. The term of this Agreement, including any Renewal Periods, is referred to as the “Term.”

ARTICLE 2.
DUTIES OF EXECUTIVE
2.1 Duties. Executive shall perform all the duties and obligations generally associated with the positions of Chairman and Chief Executive Officer, subject to the control and supervision of the Board of Directors, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Board of Directors of the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall devote all his business time and efforts to the rendition of such services. Executive shall, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive may rely on the Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters at such location as Executive and the Board of Directors shall agree upon. Executive understands he will be required to travel to the Company’s various operations as part of his employment.
2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and serve on the boards of directors of companies, including Lynch Interactive, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one percent (1%) of the securities of a publicly traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, and for purposes of this section only, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States.

ARTICLE 3.
COMPENSATION
3.1 Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual salary, effective as of the Effective Date at the rate of not less than $1,000,000 per year during each of the years of the Term, payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The annual salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Board. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.
3.2 Bonus. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement up to one hundred fifty percent (150%) of Executive’s annual salary with a targeted bonus of seventy-five percent (75%) of Executive’s annual salary for such year based upon meeting performance targets with respect to the Company’s earnings before interest, taxes, depreciation and amortization that shall be established annually by the Committee in consultation with Executive. Any such bonus earned by Executive shall be paid annually within ninety (90) days after the conclusion of the Company’s fiscal year and certification by the Committee that the targets have been met, except for any portion of the bonus which is subject to required deferral by the Company and except for any portion of the bonus which Executive shall elect to defer. Bonuses relative to partial years shall be prorated based on Executive’s target bonus, except as otherwise provided herein. It is the contemplation of the parties that the setting of the targets and goals and the payment of bonuses will be done in such a manner as to qualify such bonuses as “performance based” compensation under § 162(m) of the Internal Revenue Code. Executive may also receive special bonuses in additional to his annual bonus eligibility at the discretion of the Board.
3.3 Stock Options. As an additional element of compensation to Executive, in consideration of the services to be rendered hereunder, on May 3, 2005 (the “Option Grant Date”) the Company granted to Executive an option to purchase 600,000 shares of the Company’s common stock which has an exercise price equal to the fair market value of such stock on the Option Grant Date and a term of ten (10) years. Such option was granted under the Company’s Stock Option Plans (the “Plans”) and shall constitute incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible. The remaining options shall be non-qualified options under the Code. The terms and conditions of such option shall be governed by a stock option agreement reflecting such grant. Such option shall vest in five (5) equal annual installments beginning on the first anniversary of the Option Grant Date and shall be subject to accelerated vesting as provided in Sections 6.5.2 and 6.5.3. In addition, before the 2008 Renewal Date and at appropriate times thereafter (no less frequently then within forty (40) months of the prior review), the Committee shall review Executive’s long-term compensation and, in consultation with Executive, shall consider granting additional stock options and/or other long term incentive compensation to Executive.

ARTICLE 4.
EXECUTIVE BENEFITS
4.1 Vacation. In accordance with the general policies of the Company applicable generally to other senior executives of the Company pursuant to the Company’s personnel policies from time to time, Executive shall be entitled to not less than four (4) weeks vacation each calendar year, without reduction in compensation.
4.2 The Company Employee Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of the Company under the Company personnel policies in effect from time to time.
4.3 Benefits. Executive shall receive all other such fringe benefits as the Company may offer to other senior executives of the Company generally under the Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave. In the event that the Company’s group health plan does not cover the annual physical examination of Executive and Executive’s wife, or any pregnancy of Executive’s wife, the Company shall bear the cost of such examinations or the medical costs of such pregnancy.
4.4 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof and shall be covered by the Company’s directors and officers indemnity trust. In addition, the Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of the Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of the Company to be maintained throughout the term of Executive’s employment with the Company and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors and officers liability insurance in effect at the time of such merger or acquisition.

ARTICLE 5.
REIMBURSEMENT FOR EXPENSES
5.1 Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.
ARTICLE 6.
TERMINATION
6.1 Termination for Cause. Without limiting the generality of Section 6.2, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).
6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner, other than due to his disability (except due to substance or alcohol abuse), after having received written notice specifying such failure to perform and a reasonable opportunity to perform.
6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or a material willful breach of his fiduciary duty to the Company.
6.1.3 Wrongful Acts. If Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of his employment by the Company materially detrimental to the Company.
6.1.4 Failure To Be Licensed. If Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, then the Company may by written notice to Executive terminate the Agreement for Cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.

6.2 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving notice of such termination to Executive. Failure by the Company to extend the Term for any Renewal Period shall not be a termination of this Agreement without cause.
6.3 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any material reduction in the authority or duties of Executive (other than cessation of his being Chairman of the Board due to the requirements of any state regulation or applicable rules or regulations of the SEC or any Exchange on which the Company’s stock is listed or admitted for trading), or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent), or (b) a change of control with respect to the Company (a “Change of Control”). Except in the case set forth in clause (b) of the preceding sentence, however, “Good Reason” shall not exist unless Executive gives notice of proposed termination within thirty (30) days following the breach or condition giving rise to Good Reason, and there is a failure of the Company to remedy the breach or condition giving rise to Good Reason within thirty (30) days after such notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as practicable). For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:
(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;
(ii) The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;
(iii) The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or
(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.
6.4 Death or Disability. This Agreement shall terminate on the death or “Disability” of Executive. Executive will be deemed to have a “Disability” when he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or begins receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company or an affiliate by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If there should be a dispute between the Company and Executive as to Executive’s physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designed by the Clark County Medical Association or a similar body. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.5 Effect of Termination.
6.5.1 Payment of Salary and Expenses Upon Termination. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6. If this Agreement is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease and the Company shall pay or cause to be paid to Executive all accrued but unpaid salary and vacation benefits, and any compensation previously voluntarily deferred by Executive, payable in accordance with the provisions of the applicable deferred compensation plan and in accordance with Executive’s elections under such deferred compensation plan In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If the Agreement is terminated by the Company for “Cause,” or by Executive without “Good Reason,” Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1 and other any benefit plan or policy of the Company, and provided that Executive may exercise any vested options.
6.5.2 Termination Due to Death or Disability. If this Agreement is terminated due to death or Disability, the following shall apply:
(a)	Executive shall be entitled to receive a lump sum amount equal to a sum of not less than (i) Executive’s annual salary as in effect on the date of termination; plus (ii) the greater of the amount of Executive’s bonus (including all deferred amounts) in the year prior to such termination or the average of the annual bonuses (including all deferred amounts) paid to Executive in the three consecutive years prior to the year of termination (the “Bonus Amount”); times (iii) the balance of the Term but in no event less than 150% of the sum of (i) and (ii) above (the “Death or Disability Severance Benefit”); provided that in the event of death, the amount of such Death Severance Benefit shall be reduced by the amount of any life insurance provided by the Company; and, provided further, that the amount of such Disability Severance Benefit shall be reduced under the circumstances specified in this Section 6.5.2. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above, a pro rata annual bonus for the year of death or Disability (which bonus shall be calculated by taking the Bonus Amount and multiplying it by a fraction, the numerator of which is the number of days in the year in which Executive was employed before his death or Disability and the denominator of which is 365) and a continuation of health and disability insurance coverage as specified in Section 6.5.2(c). The Disability Severance Benefit and the pro rata annual bonus for the year of death or Disability shall be payable to Executive in a lump sum within thirty (30) days after Executive’s death or Disability.

(b)	Executive shall be entitled to accelerated vesting of his outstanding stock options, based on the following schedule: (i) if his death or Disability shall occur on or before the first anniversary of the date of grant of such options, one-third (1/3) of such options shall be vested and exercisable as of the date of death or Disability, (ii) if his death or Disability shall occur after the first anniversary and on or before the second anniversary of the date of grant of such options, two-thirds (2/3) of such options shall be vested and exercisable as of the date of death or Disability, and (iii) if his death or Disability shall occur after the second anniversary of the date of grant of such options, all of such options shall be vested and exercisable as of the date of death or Disability.
(c)	Executive shall also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive was were covered immediately before his death or Disability or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives (“Health and Disability Coverage Continuation”). Such health benefits and disability coverage shall be paid for by the Company to the same extent as if Executive were still employed by the Company, and Executive, or his Dependents in the event of his death, will be required to make such payments as Executive would be required to make if Executive were still employed by the Company. The benefits provided under this Section 6.5.2(c) shall continue until the earliest of (a) five (5) years; (b) the date on which Executive ceases to be Disabled during the five (5) year period; and (c) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.2(c) shall continue (but not beyond the period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.2(c), the obligations of the Company and its Subsidiaries under this Section 6.5.2(c) shall be conditioned upon Executive’s timely making such an election. Any payment or reimbursement of benefits under this Section 6.5.2(c) that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six months from the date of Executive’s death or Disability.
6.5.3 Termination Without Cause or Termination by Executive for Good Reason Prior to or After Twenty-Four (24) Months Following a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason prior to, or after twenty-four months following, a Change of Control, the following shall apply:
(a)	Executive shall be entitled to receive an amount equal to a sum not less than (i) Executive’s annual salary as in effect on the date of termination; plus (ii) the greater of (A) the amount of Executive’s actual bonus for the year before the year of the termination (including all deferred amounts), but not to exceed Executive’s target bonus for the year of termination, or (B) the average of the actual annual bonuses paid to Executive in the three consecutive years prior to the year of termination (including all deferred amounts); times (iii) the number of years (including fractional years) of the balance of the Term but in no event less than 150% of the sum of (i) and (ii) above (the “Pre-Change of Control Severance Benefit”). The salary component of the Pre-Change of Control Severance Benefit shall be paid to Executive in equal installments over eighteen (18) months immediately following the date of termination in accordance with the Company’s regular salary payment schedule from time to time. Fifty percent (50%) of the bonus component of the Pre-Change of Control Severance Benefit shall be paid within thirty (30) days after termination of employment, and fifty percent (50%) of the bonus component of the Pre-Change of Control Severance Benefit shall be paid in three annual installments on the anniversaries of the termination of employment. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above, a pro rata annual bonus for the year of termination calculated and payable as provided in Section 6.5.2(a), payable within thirty (30) days after termination of employment. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following termination.

(b)	Executive shall be entitled to accelerated vesting of his outstanding stock options, as provided in Section 6.5.2(b).
(c)	Executive shall also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive was were covered immediately before his termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives. Such health benefits and disability coverage shall be paid for by the Company to the same extent as if Executive were still employed by the Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by the Company. The benefits provided under this Section 6.5.3(c) shall continue until the earlier of (a) the balance of the Term but in no event less than one and one-half (1-1/2) years following Executive’s termination of employment with the Company and all of its Subsidiaries; or (b) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(c) shall continue (but not beyond the period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(c), the obligations of the Company and its Subsidiaries under this Section 6.5.3(c) shall be conditioned upon Executive’s timely making such an election. Any payment or reimbursement of benefits under this Section 6.5.3(c) that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six months from the date of termination.
6.5.4 Termination Without Cause or Termination by Executive for Good Reason Within the Twenty-Four (24) Months After a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason within twenty-four (24) months after a Change of Control, the following shall apply:
(a)	The Company shall pay to Executive in lieu of the Base Severance Benefit, in a lump sum as soon as practicable, but in no event later than thirty (30) days after the termination of Executive’s employment, (i) an amount (the “Change of Control Severance Benefit”) equal to two and one-half (2-1/2) times Executive’s annual base salary in effect on the date of termination, plus two and one-half (2-1/2) times the largest annual bonus (including all deferred amounts) that was paid to Executive during the three (3) years preceding the Change of Control; plus (ii) a pro rated bonus for the year of termination (which bonus shall be calculated by taking the Bonus Amount and multiplying it as provided in section 6.5.2(a), plus (iii) any amounts payable under Section 6.5.1. Executive shall also be entitled to receive a continuation of health and disability insurance coverage as specified in Section 6.5.2(c). In addition to those already vested, all unvested stock options held by Executive shall be immediately and fully vested and exercisable by Executive.
(b)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six months from the date of termination.
6.5.5 Occurrence of a Change of Control With Six Months After Termination Without Cause or by Executive for Good Reason. If a Change of Control occurs within six months after the date of termination of Executive by the Company without Cause or the date of termination by Executive with Good Reason, the following shall apply:
(a)	Executive shall receive (i) the Change of Control Severance Benefit set forth in Section 6.5.4(a)(i), less the amount of any Pre-Change of Control Severance Benefit payments Executive has already received under the first sentence of Section 6.5.3(a), and (ii) continuation of health and disability coverage as specified in Section 6.5.2(c).

(b)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive (and Executive’s compliance therewith shall not be a condition to the Company’s obligations hereunder), and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six (6) months from the date of termination.
6.5.6 Additional Payments. In the event that any payments that Executive may receive under this Agreement or otherwise shall constitute a change in control payments under Section 280G of the Code which would subject Executive to an excise tax under Section 4999 of the Code, Executive shall be entitled to receive additional tax gross-up payments from the Company as set forth in Appendix A hereto. Notwithstanding the foregoing provisions of this Section 6.5.6, if it shall be determined that Executive is entitled to the Gross Up Payment, but that the Payments do not exceed 105% of the greatest amount that could be paid to Executive such that the receipt of the Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. If the Company elects to provide coverage under Section 6.5.2(c), 6.5.3(c), 6.5.4(a) or 6.5.5(a) under self-insured insurance plans rather than under insurance policies, the Company shall indemnify Executive for any tax liability he incurs on payment of claims under the insurance plans that he would not have incurred if the claims had been paid under insurance policies. Any such tax indemnification amounts shall be paid to or for the benefit the Executive by December 31 of the calendar year following the calendar year in which the additional tax is remitted, or, if no additional tax is remitted, by December 31 of the calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of an audit or litigation relating to such additional tax. The Company shall pay to Executive a payment (the “Gross Up Payment”) in an amount such that, after payment by Executive of all income taxes and the excise tax imposed by Internal Revenue Code Section 4999, or any similar provision of state or local tax law (the “Excise Tax”) imposed on benefits under this agreement, on all other payments from the Company to Executive in the nature of compensation, and on the Gross Up Payment itself, and any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross Up Amount), Executive shall be placed in the same tax position with respect to benefits under this Agreement and all other payments from the Company to Executive in the nature of compensation as Executive would have been if the Excise Tax had never been enacted.

6.5.7 I.R.C. Section 409A. In the event that any compensation with respect to Executive’s separation from service is “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder (“Section 409A”), the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six months from the date of Executive’s separation from service, except in the even of Executive’s death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.5.7. The catch-up payment amount shall accrue simple interest at the prime rate of interest as published by the Bank of America as of the beginning of the deferral period, which such interest shall be paid with the catch-up payment. The Company will place an amount in a “rabbi trust” with an independent trustee reasonably acceptable to Executive equal to the catch-up payment plus the interest that will accrue thereon. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Payments of compensation or benefits on Executive’s termination of employment (other than accrued salary and vacation pay, other accrued amounts that must be paid under applicable law, and “welfare benefits” specified in Treasury Regulations Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).
6.5.8 Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.
6.6 Exercisability of Options. Except with respect to options granted prior to the date hereof, all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with the Company, regardless of the cause of such termination, except that, in the event of a termination for “Cause” or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination. As provided in the stock option agreements, unvested options will terminate on the termination of Executive’s employment with the Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or this Agreement. With respect to options granted prior to the date hereof, any option exercise extension shall be limited to the maximum amount permitted which would not trigger a modification under Section 409A.

6.7 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may quality, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article VI of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.
6.8 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement. Except as expressly provided for herein, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
6.9 Release. It shall be a condition for Executive’s right to receive any severance benefits hereunder that he execute a general release in favor of the Company and its affiliates in the form attached hereto as Appendix B and covering such additional matters as may be reasonably requested by the Company, which release shall not encompass the payments contemplated hereby. The timing of payments under this Agreement upon the execution of the general release shall be governed by the following provisions:
(a) The Company must deliver the release to Executive for execution no later than fourteen (14) days after Executive’s termination of employment. If the Company fails to deliver the release to Executive within such 14 day period, Executive will be deemed to have satisfied the release requirement and will receive payments conditioned on execution of the release as though Executive had executed the release and all revocation rights had lapsed at the end of such fourteen (14) day period.

(b) Executive must execute the release within forty-five (45) days from its delivery to him.
(c) If Executive has revocation rights, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the release.
(d) In any case in which the release (and the expiration of any revocation rights) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall begin within thirty (30) days after the release becomes effective and revocation rights have lapsed.
(e) In any case in which the release (and the expiration of any revocation rights) could become effective in one of two taxable years of Executive depending on when Executive executes the release, payments conditioned on execution of the release shall not begin before the first business day of the later of such tax years.
ARTICLE 7.
CONFIDENTIALITY
7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to the Company or as required by a court order or any gaming regulator or as required for his personal tax or legal advisors to advise him, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that is in the possession or under the control of Executive.

7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. The Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as the Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to the Company any Executive Work Product.
7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.
7.4 Covenant Not to Compete. In the event this Agreement is terminated by the Company for “Cause” under Section 6.1 above, or by Executive, for a reason other than one specified in Section 6.3 above, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horseracing business which competes against the Company in any “market” in which the Company owns or operates a casino, card club or horseracing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned or operated by the Company.
7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by the Company for cause under Section 6.1 above, or by Executive, for a reason other than one specified in Section 6.3 above, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

7.6 No Solicitation. During the Term and for a period of one year thereafter, or for a period of one year after earlier termination of this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit any employee of the Company or any of its subsidiaries (or any person who was such an employee within six months prior to such occurrence) or encourage any such employee to leave the employment of the Company or any of its subsidiaries.
7.7 Non-Solicitation of Customers. During the Term and for a period of one year thereafter, or for a period of one year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of the Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave the Company’s casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of the Company or its subsidiaries.
7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.
7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment) in any person engaged in the casino, gaming or horseracing businesses in any market which the Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.
ARBITRATION
8.1 General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.
8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.
8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
ARTICLE 9.
MISCELLANEOUS
9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.
9.2 Entire Agreement. This Agreement and the stock option agreements between the Company and Executive constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, including the Original Agreement and the 2006 Agreement, and there are no other representations, understandings or agreements.
9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by e-mail shall be deemed to be their original signatures for any purpose whatsoever.
9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

9.5 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.
9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.6, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.
9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.
9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.
9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Dan Lee
3800 Howard Hughes Parkway
Las Vegas, NV 89169
Telephone: 702 784-7777
Facsimile: 702 784-7701

with copy to:	Latham & Watkins LLP
633 West Fifth Street
Los Angeles, CA 90071-2007
Attn: James D. C. Barrall
Telephone: 213 485 1234
Facsimile: 213 891 8763

To the Company:	Pinnacle Entertainment, Inc.
3800 Howard Hughes Parkway
Las Vegas, NV 89169
Attn: John A. Godfrey, Executive Vice President,
General Counsel and Secretary
Telephone: 702 784-7777
Facsimile: 702 784-7701

with copy to:	Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067-4276
Attn: Al Segel
Telephone: 310 277 1010
Facsimile: 310 284 3052
9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.
9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.
9.13 Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement.
9.14 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

9.15 References to Sections of the Code. All references in this Agreement and Appendix A hereto to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.
9.16 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.5, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

EXECUTIVE	THE COMPANY

PINNACLE ENTERTAINMENT, INC.

/s/ Daniel R. Lee Daniel R. Lee	By:	/s/ John A. Godfrey John A. Godfrey,
Executive Vice President, General Counsel and Secretary

Appendix A
Tax Grossup Payments
(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (excluding any interest, additions, increases or penalties imposed with respect to such taxes except for interest, additions, increases or penalties with respect to the Excise Tax), including, without limitation, any income taxes (except for any interest, additions, increases and penalties imposed with respect thereto) and the Excise Tax imposed upon the Payment and the Gross-Up Payment, Executive is placed in the same tax position with respect to the Payment as Executive would have been in if the Excise Tax had never been enacted.
(b) Subject to the provisions of Section (c), all determinations required to be made under this appendix, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm or such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section e) below, any Gross-Up Payment, as determined pursuant to this appendix shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section (c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d) If Executive becomes entitled to receive any refund with respect to the Gross-Up Payment or the Excise Tax, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If Executive would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a taxing authority offset the amount of such refund against other tax liabilities, interest, or penalties , Executive shall pay the amount of such offset over to the Company, together with the amount of interest Executive would have received from the taxing authority if such offset had been an actual refund, promptly after receipt of notice from the taxing authority of such offset.
(e) Notwithstanding any other provision of this appendix, the Company may withhold and pay over to the Internal Revenue Service for the benefit of Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and Executive hereby consents to such withholding.
(f) Subject to the foregoing provisions of this Appendix that may require earlier payment, any Gross-Up Payment shall be paid to or for the benefit the Executive by December 31 of the calendar year following the calendar year in which the Excise Tax is remitted, or, if no Excise Tax is remitted, by December 31 of the calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of an audit or litigation relating to the Excise Tax.
(g) Definitions. The following terms shall have the following meanings for purposes of this appendix.
(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

APPENDIX B
RELEASE and RESIGNATION
For valuable consideration, receipt of which is hereby acknowledged, the undersigned                                          (“Executive”), for himself and his spouse, heirs, estate, administrators and executors, hereby fully and forever releases and discharges Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary, of and from any and all claims, demands, causes of action of any kind or nature, in law, equity or otherwise, whether known or unknown, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under any written employment agreement between Executive and the Company in effect as of the date hereof, or any deferred compensation, medical coverage or retirement plan or arrangement in which Executive participates or any rights of indemnification under the Company’s Articles, Bylaws, Indemnity Trust Agreement or the like, or coverage under Director and Officer Insurance, nor shall it prevent Executive from exercising his rights, if any, under any such employment agreement or under any stock option, restricted stock or similar agreement in effect as of the date hereof in accordance with their terms.
Executive represents and warrants that he has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this release.
Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.
Executed this            day of                     , 20        .

Executive